Exhibit 99.1

FDA Accepts Novan’s NDA for Berdazimer Gel, 10.3% for the Treatment of Molluscum Contagiosum with a PDUFA Goal Date of January 5, 2024

– FDA completes filing review of application with no filing issues identified –

– New Chemical Entity (“NCE”) has potential to be the first FDA-approved prescription product for molluscum in the U.S. –

– Novan’s commercial team and sales force ready to prepare for launch of berdazimer gel, 10.3%, if approved –

DURHAM, N.C. – March 7, 2023 – Novan, Inc. (“the Company” or “Novan”) (Nasdaq: NOVN), today announced that the U.S. Food and Drug Administration (“FDA”) accepted for filing Novan’s New Drug Application (“NDA”) seeking approval for berdazimer gel, 10.3% (SB206) for the treatment of molluscum contagiosum (“molluscum”). The Company also received its Prescription Drug User Fee (“PDUFA”) goal date of January 5, 2024.

“The opportunity for our NDA to be approved in less than 10 months from today marks a significant and important milestone for Novan and its shareholders. We believe our NCE can provide a much-needed therapeutic option for molluscum patients with the added benefit of being an easily applied, topical, self-administered treatment,” commented Paula Brown Stafford, President and Chief Executive Officer of Novan. “We are thrilled that the FDA determined our application is sufficiently complete, no filing review issues were identified, and that the substantive review process has commenced.”

Ms. Brown Stafford continued, “In early 2022, we acquired marketed dermatology products and a commercial team with product launch expertise. Novan’s commercial infrastructure includes a highly experienced sales and marketing team, supply chain capabilities, market access knowledge, medical affairs experts, and a network of related partners. We believe this not only differentiates Novan in a meaningful way, but also provides the fundamental capabilities to position us for a successful launch and revenue growth following the potential approval of berdazimer gel, 10.3%.”

About Novan

Novan, Inc. is a medical dermatology company primarily focused on researching, developing, and commercializing innovative therapeutic products for skin diseases. Our goal is to deliver safe and efficacious therapies to patients, including developing product candidates where there are unmet medical needs. Novan has a robust commercial infrastructure across sales, marketing, and communications, as well as fully dedicated market access and pharmacy relation teams, promoting products for plaque psoriasis, rosacea and acne. Novan’s new drug application (“NDA”) is under review with the U.S. Food and Drug Administration (“FDA”) for berdazimer gel, 10.3% (SB206) as a topical prescription gel for the treatment of molluscum contagiosum. The Company also has a pipeline of potential product candidates using its proprietary nitric oxide-based technology platform, NITRICIL™, to generate new treatments for multiple indications.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “target,” “anticipate,” “may,” “plan,” “potential,” “will,” “look forward to” and similar expressions, and are based on the Company’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements related to potential FDA approval of the Company’s NDA for berdazimer gel, 10.3% (SB206) for molluscum contagiosum and the timing thereof, the therapeutic value and benefits of the Company’s Nitricil™ platform technology and its product candidates, including berdazimer gel, 10.3% (SB206), the capabilities of the Company’s commercial infrastructure, and the potential market opportunity for the Company’s product candidates. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s expectations, including, but not limited to, risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that the FDA will not agree with the Company’s approach to our NDA submission, that the Company’s product candidates may not be approved or that additional studies may be required for approval or other delays may occur, that the Company may not have sufficient quantities of drug substance and/or drug product to support regulatory submissions and that the Company may not obtain funding sufficient to extend its cash runway or to complete the regulatory or development process; the Company’s limited experience as a company in obtaining regulatory approvals for and launching products developed internally and its ability to recruit and retain qualified personnel and key talent; changes in the size and nature of the market for the Company’s product candidates and promoted products, including potential competition, patient and payer perceptions and reimbursement determinations; the Company’s ability to grow revenues from promoted products and the risks that past performance may not be indicative of future performance; risks and uncertainties in the Company’s ongoing or future product development activities and preclinical studies, which may not prove successful in demonstrating proof-of concept, or may show adverse toxicological findings, and even if successful may not necessarily predict that subsequent clinical trials will show the requisite safety and efficacy of the Company’s product candidates, or that any of the Company’s product candidates, if approved, will continue to demonstrate requisite safety and efficacy following their commercial launch; any operational or other disruptions as a result of the COVID-19 pandemic; risks related to the manufacture of raw materials and finished drug product, such as supply chain disruptions or delays, failure to transfer technology and processes to third parties effectively or failure of those third parties (or the Company in connection with the Company’s facility) to obtain approval of and maintain compliance with the FDA or comparable regulatory authorities; the Company’s reliance on arrangements with third parties to support its operations and its development, manufacturing and commercialization efforts and the risk that such parties will not successfully carry out their contractual duties or meet expected deadlines; the Company’s ability to obtain additional funding or enter into strategic or other business relationships necessary or useful for the further development or commercialization of the Company’s product candidates and the operation of its business on terms that are acceptable to the Company or at all or if such relationships or transactions are unsuccessful or the Company is unable to realize the potential economic benefits of such relationships or transactions; and other risks and uncertainties described in the Company’s annual report filed with the Securities and

Exchange Commission on Form 10-K for the twelve months ended December 31, 2021, and in the Company’s subsequent filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release, and the Company disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

INVESTOR CONTACT:
Jenene Thomas
JTC Team, LLC
833-475-8247
NOVN@jtcir.com

MEDIA CONTACT:
Edie Elkinson
Chandler Chicco Agency
310-430-6838
edie.elkinson@syneoshealth.com